                                                                    EXHIBIT 99.7

             UNAUDITED GENLYTE PRO FORMA CONSOLIDATED STATEMENT OF
                                    INCOME
                     FOR THE SIX MONTHS ENDED JULY 4, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              Genlyte Pro Forma (a)
                                                                           --------------------------------------------------------
                                          Thomas Lighting Pro Forma (a)
                                          -----------------------------
                                        Historical                         Pro Forma
                                          Thomas      Contribution          Thomas     Historical     Transaction        Pro Forma
                                         Lighting (b)  Adjustments   (c)   Lighting     Genlyte       Adjustments (h)     Genlyte
                                       ------------   -------------        ---------   ----------     -----------        ----------
Net Sales                              $    190,436   $       8,131  (d)   $ 198,567   $  260,451     $         -        $  459,018
  Cost of Sales                             136,500               -          136,500      170,282             400 (i)       307,182
                                       ------------   -------------        ---------   ----------     -----------        ----------
Gross Profit                                 53,936           8,131           62,067       90,169            (400)          151,836
  Selling & Administrative Expenses          45,990           8,131  (d)      53,137       66,205             132  (j)      119,574
                                                               (984) (e)                                      100  (i)
                                       ------------   -------------        ---------   ----------     -----------        ----------
Operating Profit                              7,946             984            8,930       23,964            (632)           32,262
  Interest Expense, net                       2,497          (1,858) (f)         639        1,824               -             2,463
  Other Non-Operating Expenses                  365               -              365            -               -               365
  Minority Interest Expense                       -               -                -            -           9,579  (k)        9,579
                                       ------------   -------------        ---------   ----------     -----------        ----------
Income Before Income Tax                      5,084           2,842            7,926       22,140         (10,211)           19,855
  Income Tax Provision                        1,952          (1,952) (g)           -        9,519            (983) (l)        8,536
                                       ------------   -------------        ---------   ----------     -----------        ----------
Net Income                             $      3,132   $       4,794        $   7,926   $   12,621     $    (9,228)       $   11,319
                                       ============   =============        =========   ==========     ===========        ==========
Earnings Per Share:
  Basic                                    (m)                                  (m)      $   0.93                          $   0.83
  Diluted                                  (m)                                  (m)      $   0.92                          $   0.83

             THESE PRO FORMA FINANCIAL STATEMENTS DO NOT REFLECT THE SYNERGIES EXPECTED TO RESULT FROM THE TRANSACTION
                                                   OR THE RELATED SYNERGY COSTS.



See Notes to Unaudited Genlyte Pro Forma Consolidated Statements of Income.